Exhibit 21.1

Subsidiaries of the Registrant *

State or Other Jurisdiction of Incorporation or Organization
Packaging Corporation of America (100%)	Delaware

PCA International Inc. (100%)	Delaware
PCA International Services, LLC (100%)	Delaware

PCA Hydro Inc. (100%)	Delaware

Packaging Corporation of Asia, Limited (100%)	Hong Kong

PCA Central California Corrugated, LLC (100%)	Delaware

PCA Wisconsin Acquisition LLC (100%)	Delaware

Packaging Asset Holdings, LLC (100%)	Delaware

CorrChoice LLC (100%)	Delaware

PCA Box-Board Products, LLC (100%)	Delaware

Hexacomb Corporation (100%)	Illinois

Louisiana Timber Procurement Company, LLC (50%)	Delaware

Boise White Paper, LLC (100%)	Delaware
International Falls Power Company (100%)	Delaware
Minnesota, Dakota & Western Railway Company (100%)	Minnesota

B C T, Incorporated (100%)	Delaware

* The names of some of our foreign subsidiaries have been omitted. These unnamed subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary, as defined in Regulation S-X, Rule 1-02 (w).